                                                                  Exhibit 10.602

                        SUPPLEMENTAL BENEFITS AGREEMENT

         This Agreement entered into this 21 day of July 1989, between Chiron Corporation, a Delaware Corporation (the "Company"), and Dr. William J. Rutter ("Executive").

                                   WITNESSETH

         WHEREAS, Executive has at the request of the Company agreed to become an employee of Chiron and, to facilitate such employment, has ceased to be a full time member of the faculty of the University of California ("University");

         WHEREAS, Executive will suffer a loss of benefits under the University's retirement program, as a result of his change of status with the University and the Company wishes to compensate the Executive for such loss of benefits;

         NOW, THEREFORE, in consideration of the foregoing, it is agreed as follows:

    I.   RETIREMENT AND SURVIVOR BENEFITS

         1.1 The Company agrees to pay Executive a supplemental retirement benefit (including survivor and co-annuitant benefits) equal to the benefit that Executive would have been entitled to receive under the University of California Retirement System ("UCRS") had he remained a full-time faculty member of the University throughout his period of employment with the Company ("Projected UCRS Benefit"), less the benefit that Executive actually becomes entitled to receive under UCRS based on service rendered prior to his termination of employment with the Company ("Actual UCRS Benefit").

         1.2 For purposes of determining Executive's Projected and Actual UCRS Benefits under Section 1.1, Executive will be assumed to have made the maximum employee contributions that he would be eligible to make, including any contributions required upon reimbursement with the University to reinstate benefits previously refunded or forfeited under UCRS.

         1.3 Executive's Projected UCRS Benefit will be computed in accordance with the terms of UCRS as in effect on the date of this agreement, including any amendments subsequently adopted to comply with the Tax Reform Act of 1986 and related technical correction legislation. For purposes of computing his Projected UCRS Benefit, Executive's highest average permissible compensation under UCRS shall be determined as if Executive continued to receive a full time rate of pay from the University

                                    1.

through the date of his termination of employment with the Company equal to the most recent rate he was paid as a full-time member of the faculty of the University prior to the date of this Agreement increased by 6% per year from the date of this Agreement.

         1.4 Notwithstanding anything to the contrary herein, the maximum payments hereunder by the Company in any twelve month period shall not exceed $10,000.

    II.  PAYMENTS OF BENEFITS

         Any benefit payable pursuant to Article I of this Agreement shall be paid at the same time and in the same form and manner as payments are made to Executive (or to his spouse or his co-annuitant) under UCRS.

    III. OFFSET

         Any benefit payable to Executive under Article I of this Agreement shall be reduced by the actuarial equivalent of any benefits payable to the Executive under any other retirement or supplemental retirement plan or program established by the Company (other than the Salary Deferral Plan and Trust of Chiron Corporation). For purposes of the preceding sentence, any benefit which is payable to an estranged or former spouse of Executive pursuant to an interlocutory or final decree of dissolution of marriage or other order of any court arising out of an action for dissolution shall be deemed payable to Executive.

    IV.  GENERAL PROVISIONS

         4.1  NO ASSIGNMENT

              No interest created by this Agreement may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated or otherwise disposed of and such interest shall not be subject to any liability or obligation of Executive or his spouse or joint annuitant, nor to attachment, garnishment, execution, or other legal process for payment of any claim against any such person or his property.

         4.2  NO EMPLOYMENT CONTRACT

              This Agreement is not an employment contract and nothing contained herein shall prohibit the adjustment from time to time of the terms of employment of Executive, including his current compensation and fringe benefits to which he may otherwise be entitled (except that no amendment may be made to this Agreement other than as provided in Section 4.5, below). No

                                       2.

provision in this Agreement shall be construed to guarantee continued employment to Executive.

         4.3  INTERPRETATION

              The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California. Any disputes concerning this Agreement shall be subject to resolution in state or federal courts in San Francisco, California, and all expenses shall be paid by the party against whom or which a final judgement is entered.

         4.4  NO FUNDING OBLIGATION

              This Agreement shall not be construed to require the Company to fund any of the benefits payable under this Agreement nor to require the establishment of a trust and Executive's rights to benefits hereunder shall be as a general unsecured creditor of the Company. The Company, in its sole discretion, may make such arrangements as it desires to provide for the payment of benefits hereunder, and no person shall have any claim against a particular fund or asset owned by the Company or in which it has an interest to secure the payment of the Company's obligations hereunder.

         4.5  AMENDMENT

              This Agreement and any provision hereof may not be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         4.6  ENTIRE AGREEMENT

              This Agreement definitively restates the entire understandings and representations between the parties hereto, whether written or oral, with respect to the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed herein.

         4.7  HEADINGS

              All headings herein are for convenience only and shall be disregarded in construing the substance of the provisions of this Agreement.

                                      3.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 21, 1989, at Emeryville, California.

                                       CHIRON CORPORATION

                                       By /s/ Greg Lawless
                                          -------------------------------------
                                          President and Chief Operating Officer

                                          /s/ William J. Rutter
                                          -------------------------------------
                                          Dr. William J. Rutter



                                       4.